Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee
Units(2)	$11,500,000		$1,493
Common stock, par value $0.0001 per share, included in the units	—	(4)	—	(4)
Warrants to purchase common stock, par value $0.0001 per share, included in the units	—	(4)	—	(4)
Common stock, par value $0.0001 per share, underlying the warrants included in the units(3)	$12,650,000		$1,642
Representative’s Warrant to purchase common stock	$—	(5)	$—	(5)
Common stock issuable upon exercise of Representative’s Warrants to purchase common stock (6)	$1,851,500		$240
TOTAL	$26,001,500		$3,375	(7)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Each unit consists of one share of common stock, par value $0.0001 per share, and one warrant to purchase one share of common stock, par value $0.0001 per share. Includes shares of common stock and/or warrants to purchase shares of common stock, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	The warrants are exercisable at a per share exercise price equal to 110% of the public offering price per share of common stock. The proposed maximum aggregate public offering price of the shares of common stock issuable upon exercise of the warrants was calculated to be $12,650,000 (which is 110% of $11,500,000 since each investor will receive a warrant to purchase one share of common stock for each share of common stock purchased in this offering). Pursuant to Rule 416, the registrant is also registering an indeterminate number of additional shares of common stock that are issuable by reason of the anti-dilution provisions of the warrants.

(4)	Included in the price of the units. No fee required pursuant to Rule 457(g) under the Securities Act.

(5)	No fee required pursuant to Rule 457(g) under the Securities Act.

(6)	The Representative’s Warrants are exercisable at a per share exercise price equal to 115% of the public offering price per share. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $1,851,500, which is equal to 115% of $1,610,000 (7% of $11,500,000 of shares of common stock sold in this offering and 7% of $11,500,000 of shares of common stock underlying the Warrants sold in this offering). Pursuant to Rule 416, the registrant is also registering an indeterminate number of additional shares of common stock that are issuable by reason of the anti-dilution provisions of the Representative’s Warrants.

(7)	Previously paid $3,375.